Exhibit 10.1

THIS AGREEMENT DATED 15 JULY 2004

PARTIES

1	Seller	eDIETS EUROPE LIMITED a company registered in Ireland (registered number 329476) whose registered office is at 29 North Anne Street, Dublin 7, Ireland;

2	Buyer	TESCO IRELAND LIMITED a company registered in Ireland (no. 19542) whose registered office is at Gresham House, Marine Road, Dun Laoghaire, Co. Dublin, Ireland;

3	eDiets.com	eDIETS.COM, INC., a company registered in Delaware whose principal place of business is at 3801 W. Hillboro Blvd, Deerfield Beach, Florida, USA;

4	Unislim	UNISLIM IRELAND LIMITED a company registered in Ireland whose registered office is at 49 Lower Dorset Street, Dublin 1; and

5	McCourt	CIARAN McCOURT, an individual, c/o eDiets Europe Limited.

OPERATIVE PROVISIONS

1	Definitions and interpretation

In this agreement, where the context so admits, the following definitions apply:

Accounting Date	31 December 2003;

Accounts	the audited accounts of the Seller for the two financial years ending on the Accounting Date including the notes to such accounts and the Auditors’ report on such accounts and the Directors’ report for those years;

after tax basis	in relation to any payment which is expressed to be made “on an after tax basis” the amount of such payment shall be increased by such amount as will ensure that after deduction of any Tax which is payable by the recipient (or would be payable but for the availability of loss relief or any other form of relief)

on or in respect of or by reference to such increased amount at the highest marginal rate of Tax payable by the recipient there shall be left in the hands of the recipient a sum equal to the amount that would have been payable had such payment not been subject to Tax in the hands of the recipient;

Assets	the IT Assets, the Miami IT Assets, the Customer Database, the Goodwill and the Listed Contracts;

audited	in relation to the Accounts, “audited” shall mean that the accounts have been reviewed and reported on by a chartered accountant, such report to state whether in the auditor’s opinion the accounts have been properly prepared in accordance with the Companies Acts and all applicable regulations to be construed as one with those Acts and give a true and fair view of the state of affairs of the Seller at the Accounting Date;

Business	the business of delivering personalized weight loss and diet related fitness services in any online (including, but not limited to Internet, 3G, WAP, SMS, fax and phone) or offline medium purposely directed to customers residing in the Territory and for the avoidance of doubt shall include the fitness service as incorporated in the eDiets Service, but shall not include any standalone online personalised fitness service or the services as currently offered at http://www.eFitness.ie;

Business Day	a day (other than a Saturday or Sunday) on which banks are open for business in Dublin, Ireland;

Buyer’s Group	the Buyer, and any company which is for the time being a subsidiary or holding company of the Buyer or a subsidiary of any such holding company;

Companies Act	Companies Acts 1963 to 2003;

Completion	the completion of the sale and purchase of the Business and the Assets in accordance with clause 4;

Confidential Information

all information not at present in the public domain and used in or in connection with or otherwise relating to the Business, including information relating to the customers or financial or other affairs of the Business and including, without limitation, information relating to:

(i)       the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, contractual arrangements (whether in a written or unwritten form) with customers or suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; and

(ii)      future projects, business development or planning, commercial relationships and negotiations;

Consideration	as defined in clause 3.1;

Control	the power to direct the affairs of a company, whether by contract, ownership of shares, management influence or otherwise;

Customer Database	the database of all of the Business’ customers, details of, and any other associate information relating to, are set out in part 2 of schedule 1;

Disclosure Letter	the letter of even date from the Seller to the Buyer qualifying the Warranties together with all documents annexed thereto;

eDiets Service	the personalised weight loss and diet related fitness business carried out by eDiets.com;

Employment Legislation	all legislation affecting the rights of employees and workers and the obligations on employers in Ireland;

Employment Regulations	the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;

Excluded Employees	those persons employed by the Seller who do not transfer to Buyer, being those persons listed in part 2 of schedule 2;

Excluded Liability	as defined in clause 2.3;

Goodwill	the past and present goodwill related to the Business (other than goodwill associated with the ownership of the trademarks, copyrights or other Intellectual Property Rights of the Seller or Seller’s Group licensed to the Buyer under the Technology Licence Agreement);

Guarantors	eDiets.com, Unislim and McCourt;

Intellectual Property Rights or IPR	all copyright and rights in the nature of copyright, database rights, patents, design rights, trade marks, applications and rights to apply for any of the above, moral rights, know-how, inventions, confidential information and any other intellectual property rights, whether now known or in future subsisting in the United Kingdom, Ireland or any other part of the world;

Irish Group Accounts Regulations	the European Communities (Companies: Group Accounts) Regulations 1992 as amended;

IT Assets	the IT assets (including any peripheral items and consumables) listed in part 3 of schedule 1;

Listed Contracts	the contracts of the Seller listed in part 1 of schedule 1;

Management Accounts	the unaudited management accounts of the Seller in respect of the Business for the period which commenced on 1 January 2004 and ended on 30 June 2004;

Miami IT Assets	the IT assets (including any peripheral items and consumables) listed in part 4 of schedule 1;

Particulars of Employment

in relation to each Transferring Employee:

(a)      a copy of the written service agreement of the Transferring Employee or (as appropriate) of the particulars of employment applicable and issued to such Transferring Employee in accordance with the provisions of the Terms of Employment (Information) Acts 1994 and 2001;

(b)      the age, sex and date of commencement of employment of the Transferring Employee including any employment with a previous employer which counts as continuous employment;

(c)      particulars of any collective agreement affecting the terms of employment of the Transferring Employee including disciplinary or grievance procedures and any procedures to be followed in the case of redundancy or dismissal; and

(d)      particulars of his rights (if any) under the Seller’s pension scheme and all such information as may be required to determine his retirement and leaving service benefit thereunder including (without limitation) his rate of pay current at Completion and length of service ranking for benefit if different from his period of continuous employment referred to in (b) above, full copies of which have been supplied to the Buyer prior to the date hereof;

Security Interest	any mortgage, pledge, lien, charge, security assignment, hypothecation, standard security, assignation, security trust, encumbrance or security interest or other agreement or arrangement entered into to create or confer security over any asset;

Seller’s Group	the Seller and any company which is for the time being a subsidiary or holding company of the Seller or a subsidiary of any such holding company;

Service Level Agreement	an agreement between eDiets.com and the Buyer of even date setting out arrangements for the hosting and support of the technology and content licensed by the Buyer under the Technology Licence Agreement;

Services Agreement	an agreement between the Buyer and the Seller of even date setting out the arrangements for transitional services to be provided to the Buyer following Completion;

Settlement Date	as defined in clause 5.1;

Tax Authority	the Revenue Commissioners and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, body or office whether in the Ireland or elsewhere in the world having authority or jurisdiction to impose, administer or collect any Tax;

Tax or Taxation	means all forms of taxation and includes (without limiting the generality of the foregoing) corporation tax, dividend withholding tax, capital gains tax, capital acquisitions tax, value added tax, income tax, pay related social insurance, amounts due under the Pay As You Earn (“PAYE”) or the Pay Related Social Insurance (“PRSI”) system, income tax, customs and excise duties, any other import duties, stamp duty, companies capital duty and all other similar taxes, rates, levies, duties or other fiscal impositions of any similar kind whatsoever (including in particular but without derogating from the generality of the foregoing any charge, fine, interest, surcharge or penalty), imposed by a Tax Authority whether under the laws of Ireland or those of any other jurisdiction;

Technology Licence Agreement	an agreement between the Seller, eDiets.com and the Buyer of even date setting out arrangements for the licensing to the Buyer of certain technology and content relating to the Business;

Territory	United Kingdom and Ireland;

Transfer Time	00:01am on the day after Completion has concluded, in accordance with clause 4.1;

Transferring Employees	those persons listed in part 1 of schedule 2;

VAT	value added tax as imposed by VATA and legislation supplemental thereto, including any tax of a similar nature substituted for, or levied in addition to, such tax;

VAT Records	the records relating to the Business and the Assets which are required to be preserved by the Seller under Section 16 of VATA and Regulation 9 of the Value Added Tax Regulations 1979 S.I. No. 63 of 1979;

VATA	Value Added Tax Act 1972 (as amended);

Warranties	the representations and warranties set out in clause 8 and schedule 3.

1.1	References to recitals, clauses and schedules are references to recitals to, clauses of and schedules to this agreement. References to this agreement include a reference to the schedules and to any annexures to this agreement.

1.2	All references to statutory provisions shall be construed as references to:

1.2.1	any statutory modification or re-enactment thereof (at the date hereof) for the time being in force;

1.2.2	all statutory instruments or orders made pursuant thereto up to the date hereof; and

1.2.3	any statutory provision of which that statutory provision is a re-enactment or modification.

1.3	Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include national persons, partnerships, bodies corporate, and other entities however described and whether or not having legal personality.

1.4	The headings in this agreement are for ease of reference only and shall not affect its interpretation.

1.5	The words “subsidiary” and “holding company” shall have the same meanings in this agreement as their respective definitions in Section 155 of the Companies Act 1963 and, as regards Irish undertakings a “subsidiary undertaking” is to be construed in accordance with Regulation 4 of the Irish Group Accounts Regulations and “parent undertaking” is to be construed in accordance with Regulation 3 of the Irish Group Accounts Regulations.

1.6	References to the knowledge of any party shall mean the knowledge, information, belief or awareness of that party which shall be deemed to include any knowledge, information, belief or awareness of an employee of such party (including, in the case of the Seller, Ciaran McCourt and Colin Mitchell), which such employee ought reasonably to have had in relation to the matter in question.

1.7	A time of day is a reference to the time in Dublin, Ireland.

2	Agreement for sale

2.1	The Seller as beneficial owner agrees to sell and the Buyer shall purchase the Business as a going concern together with the Assets with effect from the Transfer Time. The Seller confirms to the Buyer that the Business and Assets will be sold free of any Security Interest.

2.2	Subject to clause 2.3, risk in the operation of the Business and the Assets shall pass to the Buyer at the Transfer Time.

2.3	Nothing in this agreement shall be construed as an acceptance or assumption by the Buyer of any liability or obligation incurred in connection with the Business arising before or referable to the period prior to the Transfer Time (“Excluded Liability”).

2.4	The Seller undertakes to the Buyer to indemnify the Buyer on an after tax basis and keep it fully indemnified from and against all costs (including legal costs and disbursements reasonably incurred), claims, actions, proceedings, losses, damages and expenses in respect of any Excluded Liability.

2.5	The Buyer undertakes to the Seller to indemnify the Seller and keep it fully indemnified from and against any and all liabilities relating to or arising from the Business and the Assets arising after the Transfer Time except to the extent that such liability arises out of an Excluded Liability, the Seller’s breach of the Warranties or a breach by the Seller or by a member of the Seller’s Group of the Technology Licence Agreement, the Service Level Agreement or the Services Agreement.

3	Consideration

3.1	The consideration (“Consideration”) payable in cash for the Assets and the Business shall be the aggregate sum of STG £2,000,000.

3.2	The consideration shall be apportioned as follows:

IT Assets	STG £40,000
Miami IT Assets	STG £30,000
Customer Database	STG £100,000
Goodwill of Business relating to United Kingdom customers	STG £1,774,899.03
Goodwill of Business relating to Republic of Ireland customers	STG £55,099.97
Listed Contracts	STG £1

3.3	The Consideration shall be exclusive of any VAT or any other applicable sales or transfer tax.

4	Completion

4.1	Completion shall take place on the first Business Day following the execution of this agreement when all of the following items are delivered and payments received:

4.1.1	the Seller shall deliver to the Buyer:

4.1.1.1	consents from the relevant contracting parties that the Listed Contracts may be assigned or novated to Tesco and, subject to clause 6, duly executed assignments or novations in the agreed form of the Listed Contracts and such original documents as are in the possession or under the control of the Seller in relation to the Listed Contracts;

4.1.1.2	the Customer Database in the format and on the media specified by the Buyer;

4.1.1.3	the IT Assets and the Miami IT Assets to such location and at such time as reasonably specified by the Buyer;

4.1.1.4	its records of PRSI and PAYE relating to all the Transferring Employees duly completed up to the Transfer Time;

4.1.1.5	the duly executed Services Agreement;

4.1.1.6	the duly executed Technology Licence Agreement;

4.1.1.7	the duly executed Service Level Agreement; and

4.1.1.8	the Management Accounts;

4.1.1.9	Tax Clearance Certificate pursuant to section 980 of the Taxes Consolidation Act, 1997 (as amended);

4.1.1.10	those Assets which are capable of transfer by delivery, whereupon the title thereto shall pass to the Buyer by such delivery.

4.1.2	the Buyer shall pay the Consideration by electronic funds transfer for immediately available cleared funds to the following account of the Seller: account number 17193242 (account holder eDiets Europe Limited) of the AIB Bank IFSC (sort code 93-00-67), 11 Old Jewry, London EC2 8DP, London, England;

4.1.3	the Buyer shall execute and deliver to the Seller:

4.1.3.1	the duly executed Services Agreement;

4.1.3.2	the duly executed Technology Licence Agreement; and

4.1.3.3	the duly executed Service Level Agreement.

4.2	In relation to the duly executed agreements referred to in clauses 4.1.1.6 and 4.1.1.7 the Seller shall (where applicable) procure the execution of such agreements by other members of the Seller’s Group specified in the signature blocks of such agreements prior to delivery.

4.3	The Seller shall procure that all notices, correspondence, information, orders or inquiries relating to the Business or the Assets which are received by the Seller or any member of the Seller’s Group on or after Completion are as soon as reasonably practicable passed to the Buyer.

5	Apportionments

5.1	Without prejudice to clause 2.3, all payments and outgoings in relation to the Business and the Assets made in the ordinary course of business including but not limited to royalties, payments under rental agreements, salaries, wages, PAYE, PRSI, pension contributions and all other payments to or in respect of the Employees (“Outgoings”) and all periodical receivables in relation to the Business and the Assets (“Receivables”) shall be apportioned on a time basis so that such part of the Outgoings and Receivables as is attributable to the period prior to the Transfer Time shall be borne by or belong to the Seller and such part of the Outgoings and Receivables as is attributable to the period commencing thereafter shall be borne by or belong to the Buyer. Subject to the foregoing method of apportionment, any amount of Receivables and/or Outgoings which should have otherwise been payable to or by, as applicable, the other party hereto shall be settled by a payment in cash 30 Business Days after Completion (“the Settlement Date”) in accordance with clauses 5.1 to 5.6 inclusive. No apportionment shall be made in respect of VAT. The Seller shall prepare a statement of apportionments and shall deliver it to the Buyer within 10 Business Days after the Transfer Time. If the Buyer disagrees with such statement it shall notify the Seller within 10 Business Days of the receipt of such statement. Any disagreement regarding the statement of apportionments shall be resolved in accordance with clause 5.7.

5.2	If and to the extent that the Seller receives any deposit or advance payment from a customer under a Listed Contract that is referable to the supply of goods or services by the Business after the Transfer Time which does not fall to be dealt with under clause 5.1, the Seller shall as from Completion hold or receive the same (excluding the proportion thereof charged as VAT) as trustee for the Buyer, shall record such payment separately in its books and shall account to the Buyer for the same on the Settlement Date.

5.3	If and to the extent that the Seller has prior to the Transfer Time made any prepayment to a supplier in the ordinary course of business in respect of goods or services to be supplied to the Business after the Transfer Time under a Listed Contract which does not fall to be dealt with under clause 5.1, the Buyer shall reimburse to the Seller the amount thereof (excluding the proportion thereof charged as VAT) on the Settlement Date. If and to the extent that the Buyer receives any payment from a customer that is referable to the supply of goods or services by the Business prior the Transfer Time which does not fall to be dealt with under clause 5.1, the Buyer shall record such payment separately in its books and shall account to the Seller for the same on the Settlement Date.

5.4	If and to the extent that the Seller has prior to the Transfer Time placed any order with a supplier in respect of goods or services to be supplied to the Business before the Transfer Time (but payment for which arises after the Transfer Time) under a Listed Contract which does not fall to be dealt with under clause 5.1, the Seller shall reimburse to the Buyer the amount thereof (excluding the proportion thereof charged as VAT) on the Settlement Date.

5.5	Goods and services supplied by the Seller before the Transfer Time shall be invoiced by the Seller and VAT payable in respect thereof shall be accounted for by the Seller. Goods and services supplied by the Buyer after the Transfer Time shall be invoiced by the Buyer and VAT payable in respect thereof shall be accounted for by the Buyer.

5.6	For the avoidance of doubt, any payments or outgoings which relate to obligations entered into by the Seller which have been made outside the ordinary course of business shall be borne in their entirety by the Seller, whether or not they are attributable to the periods before or after the Transfer Time. Any payments or outgoings referred to expressly in the Listed Contracts shall be deemed to be in the ordinary course of business.

5.7	The Seller and the Buyer shall together endeavour to agree the payments required by this clause 5. If the Seller and the Buyer are unable to reach agreement thereon within 30 Business Days after Completion, the matter shall be referred to an independent Irish chartered accountant mutually agreeable to the Seller and Buyer who shall be instructed to determine the relevant amounts, providing the Seller and the Buyer for this purpose with all relevant working papers or copies thereof. The said accountant shall act as expert and not as arbitrator and in the absence of manifest error, his decision shall be final. The chartered accountant’s costs shall be borne equally by the Seller and Buyer.

6	Listed Contracts

6.1	Subject to clause 6.2, with effect from the Transfer Time, the Buyer shall become entitled to all of the rights and benefits of the Seller under the Listed Contracts.

6.2	If consent to the assignment or novation of any of the Listed Contracts is required from any person, the Seller shall obtain such consent or novation and, until such consent or novation is obtained:

6.2.1	the Seller shall hold the benefit of the Listed Contract on trust for the Buyer and shall give all requested assistance after Completion to the Buyer to enable the Buyer to enforce the rights of the Seller under the Listed Contract and the Buyer shall (subject to clause 6.3) perform the obligations of the Seller under the Listed Contract;

6.2.2	if any requisite consent is refused or not obtained within 30 days (or such longer period as the Buyer may specify) after Completion then (as the Buyer may in its absolute discretion elect) either:

6.2.2.1	the Seller shall continue to hold the benefit of the Listed Contract concerned in trust for the Buyer absolutely and pay over any benefit derived under the Listed Contract promptly to the Buyer with effect from Completion until the benefit of the Listed Contract is assigned to the Buyer or is the subject of a novation in favour of the Buyer and the Buyer shall perform (subject to clause 6.3) on behalf of the Seller all the obligations of the Seller under the Listed Contract; or

6.2.2.2	the Seller will use all reasonable endeavours to procure the cancellation of the relevant Listed Contract so that the Buyer is able to enter into new arrangements with the relevant party or parties.

6.3	Nothing in this agreement shall:

6.3.1	require the Buyer to perform any obligations or discharge any liabilities created by or arising under any Listed Contract insofar as such obligations or liabilities fall due to be performed before Transfer Time;

6.3.2	make the Buyer liable for any act, neglect, default or omission in respect of any Listed Contract committed by the Seller before Transfer Time; or

6.3.3	make the Buyer liable for any claim, expense, loss or damage arising from any failure to obtain any third party consent to this agreement or from any breach of any Listed Contract caused by the execution, completion or performance of this agreement.

6.4	The Seller shall indemnify and hold harmless the Buyer against all actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Buyer by reason of or arising out of any of the matters listed in clause 6.2.2 and 6.3.

6.5	Except as otherwise provided in this clause 6, the Buyer undertakes to the Seller that it will duly and properly perform, assume and pay and discharge when due, subject to clause 6.3, all obligations and liabilities of the Seller under the Listed Contracts arising after the Transfer Time. The Buyer shall indemnify and hold harmless the Seller and Seller’s Group against all actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Seller arising out of the Listed Contracts after the Transfer Time arising from the Buyer’s or its representative’s act or omission.

7	Employees

7.1	The parties acknowledge and agree that pursuant to the Employment Regulations the contracts of employment between the Seller and the Transferring Employees will have effect after the Transfer Time as if originally made between the Buyer and the Transferring Employees.

7.2	The Seller shall indemnify and keep indemnified the Buyer against each and every cost (including reasonable legal costs and disbursements), claim, liability, expense, or demand arising from:

7.2.1	the employment or termination of employment of any Excluded Employee or any other person (other than the Transferring Employees) who claims that their employment transfers to the Buyer (or the Buyer’s Group) by virtue of the operation of the Employment Regulations to the transaction contemplated by this agreement;

7.2.2	the transfer to the Buyer (or the Buyer’s Group) of any liability in connection with the termination of employment of any person by the Seller up to and including the Transfer Time;

7.2.3	any act or omission by the Seller in respect of any Transferring Employee up to and including the Transfer Time; or

7.2.4	failure by the Seller to comply with its obligations under regulation 8 of the Employment Regulations (except to the extent that claims arise from acts or omissions by the Buyer).

7.3	The Buyer shall indemnify and keep indemnified the Seller against each and every cost (including reasonable legal costs) claim, liability, expense, or demand arising from:

7.3.1	any act or omission by the Buyer in respect of any Transferring Employee after the Transfer Time;

7.3.2	the termination by the Buyer of the employment of any Transferring Employee after the Transfer Time; or

7.3.3	a failure by the Buyer to comply with its obligations under regulation 8 of the Employment Regulations.

7.4	Salaries and other emoluments, tax, PAYE and PRSI payments and contributions to retirement benefit schemes relating to the Transferring Employees shall be borne by the Seller up to and including the Transfer Time and all necessary apportionments shall be made in accordance with clause 5.

7.5	The Seller shall pay to the Buyer a sum equal to the value of any holiday pay accrued by the Transferring Employees but not taken as at the Transfer Time, less the value of any holiday pay taken in excess of such accrued entitlement and less any holiday pay paid in advance of any of the Transferring Employees’ entitlements. If the resulting calculation is negative, the Buyer shall make such payment to the Seller.

8	Warranties

8.1	The Seller acknowledges that the Buyer is entering into this agreement in reliance upon each of the Warranties and that the Warranties are given with the intention of inducing the Buyer to enter into this agreement. Accordingly, the Seller represents and warrants to the Buyer (in relation to the Business and Assets) that each of the statements set out in part 1 of schedule 3 is true and accurate in all respects.

8.2	The Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or sub-paragraph of part 1 of schedule 3 or by any other provision of this agreement.

8.3

The Seller’s Warranties are given subject to the matters disclosed in the Disclosure Letter. The Seller shall indemnify and hold harmless the Buyer (and members of the Buyer’s Group) from and against all actions, proceedings, losses, costs (including legal costs and disbursements), expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Buyer (or a member of the Buyer’s Group) by reason of any breach by the Seller of any of the Warranties provided however that the Seller shall not be liable for indirect or consequential loss.

8.4	Subject to the matters disclosed in the Disclosure Letter, the Warranties shall not be qualified or in any way affected by any investigation made by the Buyer or by its knowledge of any information which it may have received or been given or which it may have actual or implied or constructive notice of prior to the signing of this agreement.

8.5	The Buyer acknowledges that the Seller is entering into this agreement in reliance upon each of the Buyer’s Warranties and that the Buyer’s Warranties are given with the intention of inducing the Seller to enter into this agreement. Accordingly, the Buyer represents and warrants to the Seller that each of the statements set out in part 2 of schedule 3 is true and accurate in all respects. The Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or sub-paragraph of part 2 of schedule 3 or by any other provision of this agreement. The Buyer shall, indemnify and hold harmless the Seller (and members of the Buyer’s Group) from and against all third party’s actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Seller (or a member of the Seller’s Group) by reason of any third party claims resulting from any material breach by the Buyer of any of the Buyer’s Warranties.

8.6	The Guarantors acknowledge that the Buyer is entering into this agreement in reliance upon each of the Guarantors’ Warranties set out in part 3 of schedule 3 and that the Guarantors’ Warranties are given with the intention of inducing the Buyer to enter into this agreement. Accordingly, the Guarantors represent and warrant to the Buyer that each of the statements set out in part 3 of schedule 3 is true and accurate in all respects. The Guarantors’ Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or sub-paragraph of part 3 of schedule 3 or by any other provision of this agreement. The Guarantors shall indemnify and hold harmless the Buyer (and members of the Buyer’s Group) from and against all third party’s actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Buyer (or a member of the Buyer’s Group) by reason of any third party claims resulting from any material breach by the Guarantors of any of the Guarantors’ Warranties.

8.7	The Warranties shall remain in full force and effect notwithstanding Completion.

9	Post-Completion provisions

9.1	To assure to the Buyer the full benefit of the Business, the Seller undertakes by way of further consideration for the obligations of the Buyer under this agreement, as separate and independent agreements, that it shall not (and shall procure that none of the Seller’s Group shall) without the Buyer’s prior written consent:

9.1.1	for two years from Completion either solely or jointly with, or as manager, agent or consultant of, any person (corporate or unincorporated) intentionally carry on or be engaged or concerned or interested directly or indirectly in Ireland and the United Kingdom in an online business the same as or similar in all material respects to the Business other than as the owner of securities listed on a recognised stock exchange which do not amount to more than five per cent (5%) of the class of securities concerned;

9.1.2	for two years from Completion, in respect of goods or services competitive with those presently supplied by the Business, solicit, canvass, entice away or supply goods or services to (either on their own account or as the manager, agent, consultant or employee of any other person) any person who is or was within a period of twelve months prior to Completion a customer in the Territory of the Seller (or of any member of the Seller’s Group) in relation to the Business;

9.1.3	for two years from Completion induce or seek to induce any employee to leave the employment of the Buyer whether or not such person would be in breach of contract (save that an employee who applies to the Seller in response to a published job advertisement shall not be considered to be induced);

9.1.4	at any time after Completion use, or give consent to any third party to use, the name “eDiets” or any colourable imitation thereof in the Territory; and

9.1.5	at any time do or say anything untrue which could reasonably be anticipated to be harmful to the reputation of the Business or which leads or may lead any person, firm or company to cease to do business with the Buyer.

9.2	In the event of termination of the Technology Licence Agreement due to the breach of Buyer, the provisions of clause 9.1 shall no longer apply and the Seller shall be free to recommence business in the Territory.

9.3	In the event of termination of the Technology License Agreement due to the breach of the Buyer or for any reason other than Seller’s breach of the Technology Licence Agreement, the Seller may (subject to applicable data protection laws) immediately recommence use of the Customer Database as was delivered to the Buyer on Completion (“Original Customer Database”) for the Business, and all of the rights and benefits of the Original Customer Database shall automatically be deemed assigned to Seller (and Buyer hereby assigns all the rights and benefits of the Original Customer Database). In this event, the Buyer (at its own expense) shall do or procure the doing of all acts and/or the execution of all documents which the Seller may reasonably consider necessary for giving full effect to, and securing to the Seller the full benefit of the rights, powers and remedies of, this clause9.3. Nothing in this clause 9.3 shall oblige the Buyer to delete any customers from any Buyer customer database.

9.4	The Seller agrees that if Ciaran McCourt does not remain as an employee of the Seller and/or provide services to the Buyer under the Services Agreement for a period of six months from the date of Completion it shall pay the Buyer STG £20,000 per month in respect of that part of the six month period which has not elapsed at the time Ciaran McCourt leaves the Seller’s employment or ceases to provide such services. If Ciaran McCourt leaves the employment of the Seller or ceases to provide such services during a month, the £20,000 shall be pro-rated to reflect the unexpired part of the month.

9.5	Clause 9.4 shall not apply in the event that Ciaran McCourt leaves the employment of the Seller or is unable to provide the services in each case as a result of death or physical or mental incapacity.

10	Confidentiality

10.1	The Seller undertakes with the Buyer that it and every member of the Seller’s Group shall keep confidential and except with the prior consent in writing of the Buyer shall not disclose to any third party or make use of any Confidential Information or other know-how relating directly to the Business including but not limited to any such Confidential Information about current or future affairs or plans of the Business or about customers or other persons with whom the Seller has had dealings or has been concerned in relation to the Business.

10.2

The provisions of clause 10.1 shall not apply to (a) Confidential Information which is required to be disclosed by law or by any recognised stock exchange or regulatory body having the right to require such disclosure provided that the Seller or other relevant member of the Seller’s Group shall, so far as practicable, first have consulted with the Buyer and taken into account its reasonable requirements as to the timing, contents and manner of making the relevant disclosure, (b) information publicly known, or (c)

information applicable to the business (including, without limitation, the strategies, know-how, business plans, financial data, customers, and intellectual property) of Seller or Seller’s Group outside the Territory.

11.3	Except with respect to the Confidential Information of the Business transferred to Buyer, the Buyer undertakes with the Seller that it and every member of the Buyer’s Group shall keep confidential and except with the prior consent in writing of the Seller shall not disclose to any third party or make use of any Confidential Information or other know-how relating to the business of the Seller or Seller’s Group conducted outside the Territory, including but not limited to any such Confidential Information about current or future affairs, plans or customers of such business.

11	Guarantee

11.1	In consideration of the entry of the Buyer into this agreement, the Guarantors irrevocably and unconditionally as primary obligors undertake and guarantee to the Buyer on demand the performance by Seller of all its obligations under this agreement and/or the other documents to be executed in connection with it.

11.2	The Guarantors shall hold harmless and indemnify the Buyer on demand against losses, liabilities, damages, costs and expenses (including legal costs and expenses on an indemnity basis) which the Buyer suffers by reason of a default by the Seller in the performance of its obligations under this agreement or the other documents to be executed in connection with it.

11.3	If the Seller defaults in the performance of its obligations under this agreement, the Guarantors shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Buyer as it would have received if the Seller had duly performed that obligation.

11.4	The obligations and liabilities of the Guarantors in this clause 11 are continuing obligations and liabilities which shall remain in force until the obligations of the Seller under this agreement and the other documents to be executed in connection with it have been performed.

11.5	The obligations of the Guarantors under this clause 11 shall not be affected by anything which, but for this clause, might operate to release or otherwise exonerate it from or affect its obligations. In particular none of the following shall affect the obligations of the Guarantors:

11.5.1	any time, indulgence, waiver or consent given at any time to the Seller or another person except that the Guarantors’ obligations under this clause 11 shall not apply in relation to a breach by the Seller of this agreement that the Buyer has expressly waived in writing;

11.5.2	any legal limitation, disability, incapacity or other circumstances relating to the Seller or another person;

11.5.3	an irregularity, unenforceability or invalidity of the obligations of a party to this agreement which does not affect the enforceability or validity of the relevant obligations(s) being asserted; and

11.5.4	the dissolution, amalgamation, reconstruction or insolvency of the Seller or the Seller’s Group.

11.6	The obligations and liabilities contained in this clause 11 may be enforced without the Buyer first taking any action against the Seller.

11.7	The Buyer may make one or more demands under this clause 11.

11.8	This clause 11 is expressly enforceable in any jurisdiction, including in the United States.

11.9	The liability of the Guarantors shall be joint and several.

11.10	If there is an amendment and/or variation to the terms of this agreement and/or any other document referred to in it or to be executed in conjunction with it, the obligations of the Guarantors under this clause 11 shall apply to the amended or varied term(s).

12	Announcements

12.1	None of the parties to this agreement shall make or authorise any announcement or issue any circular concerning the subject matter of this agreement without the consent of the other parties (such consent not to be unreasonably withheld or delayed) save:

12.1.1	as provided by the Employment Regulations in relation to any consultation with employees of the Seller;

12.1.2

nothing herein shall prevent any of the parties from making such announcements and issuing such circulars and notices as may be required by law or in order for it to comply with the rules and regulations of any recognised stock exchange or relevant regulatory body in any jurisdiction provided that the party making the announcement or issuing the circular or notice shall, so far as practicable, first have consulted with the other parties and taken into account their reasonable requirements as to timing and contents of the relevant announcement, circular or notice; and

12.1.3	nothing shall restrict the Buyer from communicating with the management, staff and advisers to the Business in relation to the acquisition and any matters concerning the future operation or management of the Business.

13	Assignment

13.1	None of the rights of the parties under this agreement may be assigned or transferred, save that (and in each case subject to clause 13.2):

13.1.1	the Buyer may assign or transfer the benefit of this agreement (or any part hereof) including, without limitation, the Warranties and any document referred to in it (together with any cause of action arising in connection with any of them) to any member of the Buyer’s Group without consent upon prior written notice to Seller; and

13.1.2	the Seller may assign or transfer the benefit of this agreement (or any part hereof) including, without limitation, the Warranties and any document referred to in it (together with any cause of action arising in connection with any of them) to any member of the Seller’s Group without consent upon prior written notice to Buyer.

13.2	Any transferee of this agreement shall be required to assume in writing all of the obligations associated with such transfer and the assignor shall undertake to the other party hereto to procure the re-assignment to such assignor of such benefit upon the assignee ceasing to be a member of the Buyer’s Group or Seller’s Group, as applicable.

13.3	Notwithstanding the above, eDiets may assign this agreement as part of a sale of substantially all of the assets of eDiets, or its Group, or a change of Control or merger of eDiets, or its Group, provided always that such assignment is not permitted to Wal-Mart Stores, Inc. or a member of its Group.

13.4	An assignment of this agreement shall not relieve the Guarantors of their obligations under this agreement.

14	Costs

Each of the parties shall respectively bear all legal and other costs and expenses incurred by it in connection with this agreement and the sale of the Business.

15	VAT

15.1	The parties intend and shall use all reasonable endeavours to secure that the completion of the sale of the Business and Assets under this agreement shall constitute a sale of a business for the purposes of Section 3(5)(b)(iii) and 5(8) VATA, and accordingly shall be treated as neither a supply of goods nor a supply of services such that no VAT will be chargeable in respect of the sale and purchase herein agreed. However, if the Completion of the sale of the Assets under this Agreement is treated as a supply of goods or services for the purposes of VAT, the Buyer shall be liable to pay to the Seller VAT on the Consideration upon production of a valid VAT invoice.

15.2	The Buyer warrants to the Seller that they are at the date hereof and will continue to be until and immediately after Completion duly registered for the purposes of VAT.

15.3	If the Revenue Commissioners have before Completion indicated that the sale of the Business cannot be treated in the manner contemplated by clause 15.1 the Buyer shall on Completion (against production of appropriate VAT invoices in respect thereof and in addition to any amounts expressed in this agreement to be payable by the Buyer) promptly pay the amount of any VAT which may be chargeable on the sale of the Business and of the relevant Assets. If no such indication is given before Completion no amount in respect of VAT shall be paid by the Buyer on Completion but, if the Revenue Commissioners finally determine VAT to be payable in respect of the supply of the Assets of the Business under this agreement the Seller shall notify the Buyer of that determination and the Buyer shall (unless it exercises its rights under the following provisions of this clause 15) pay to the Seller such VAT within 12 days of receipt of a valid VAT invoice in respect of the supply for VAT purposes.

15.4	If the Buyer disagrees with the determination of the Revenue Commissioners it may, within seven days of being notified of such decision by the Seller notify the Seller that it requires the Seller to obtain a review of the decision by the Revenue Commissioners and the Seller shall immediately request the Revenue Commissioners to undertake that review provided that the Buyer indemnifies and secures the Seller to its reasonable satisfaction against all reasonable costs, charges and expenses (including Tax) which the Seller may incur.

15.5	The Seller shall notify the Buyer on receipt of the decision of the Revenue Commissioners and if the Buyer disagrees with the decision it may give notice to the Seller that it requires the Seller to make all such appeals against the decision as, and in such manner as, the Buyer shall reasonably request from time to time and the Seller shall promptly comply with any such request by the Buyer provided that the Buyer indemnifies and secures the Seller to its reasonable satisfaction against all reasonable costs, charges and expenses (including Tax) which the Seller may incur in connection with such appeals.

15.6	Within 14 days of the decision of the Revenue Commissioners referred to above or, if a further appeal has been made, within 14 days of the decision of the court or tribunal to which the final such appeal has been made:

15.6.1	the Buyer shall pay to the Seller by way of additional consideration a sum equal to the amount of VAT that has been determined to be properly payable in respect of the supply (against delivery by the Seller of an appropriate VAT invoice) after deducting from it any amount previously paid in respect of such VAT by the Buyer to the Seller; or

15.6.2	if an amount previously paid by the Buyer to the Seller in respect of VAT exceeds the VAT that is finally determined to be payable the Seller shall pay to the Buyer an amount equal to the excess and deliver to the Buyer an appropriate tax credit invoice for VAT purposes; and

15.6.3	the Seller will on Completion deliver to the Buyer such of the records referred to in Section 16 of VATA as relate exclusively to the Business.

16	Further assurance

16.1	The Seller shall (or shall procure that a member of the Seller’s Group shall) from time to time, on being reasonably required to do so by the Buyer, now or at any time in the future, at the expense of the Seller do or procure the carrying out of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer as the Buyer may reasonably consider necessary for giving full effect to this agreement and securing to the Buyer the full benefit of the rights, powers and remedies confirmed upon the Buyer in this agreement.

16.2	Without limiting clause 16.1, the Seller shall, if so requested by the Buyer, assign to the Buyer such manufacturers’ or suppliers’ guarantees and warranties relating to the Assets as may be in force at the Transfer Time insofar as the same are capable of assignment and the benefit of all other claims against third parties relating to any of the Assets to the extent they relate to the period from the Transfer Time (including, without limitation, any claim for breach of warranty or representation). To the extent that the same are not capable of assignment the Seller shall hold the benefit thereof on trust for the Buyer and shall take such action in relation thereto as the Buyer may from time to time direct.

16.3	The Buyer and Seller will use their good faith efforts and cooperate as reasonably requested to cause the consummation of the transactions contemplated hereunder, and to execute and deliver the documents, in accordance with the terms and conditions hereof.

17	Notices

17.1	To give notice under this agreement, a letter must be delivered personally or sent by pre-paid overnight internationally recognized courier service to the address below or to any other address given in writing. A notice delivered by hand is served when delivered, a notice sent by courier is served the next business day after posting.

Buyer

For the attention of the CEO of Tesco.com Limited, with a copy the Company Secretaries of Tesco.com Limited and Tesco Stores Limited

Address: Tesco House, Delamare Road, Cheshunt, Herts EN8 9SL;

Seller

For the attention of Ciaran McCourt, with a copy to Alison Tanner of eDiets.com, the

Company Secretary of Unislim and McCourt

Address: 29 North Anne Street, Dublin 7, Ireland

eDiets.com

For the attention of Alison Tanner

Address: 3801 W. Hilboro Blvd, Deerfield Beach, Florida, USA

Unislim

For the attention of Ciaran McCourt

Address: 49 Lower Dorset Street, Dublin 1, Ireland

McCourt

For the attention of Mr Ciaran McCourt

Address: c/o eDiets Europe Limited, 29 North Anne Street, Dublin 7, Ireland

18	General

18.1	This agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

18.2	This agreement (together with the documents entered into under it or at the same time as it) supersedes all prior understandings and agreements between the parties (whether written or oral) relating to its subject matter and contains the entire agreement between the parties relating to its subject matter.

18.3

No failure or delay by either party to exercise any right or remedy under this agreement shall be construed as a waiver of that right or remedy nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy. No waiver by either party of any breach of this agreement shall be considered as a waiver of a preceding or subsequent breach. The rights and remedies provided in this agreement are cumulative and are not exclusive of any rights or remedies provided by law.

18.4	If a court or administrative organisation with competent jurisdiction decides that a clause in this agreement is not valid this will not affect the rest of this agreement. The parties shall try to agree on a suitable clause to replace the one which is not valid. The new clause should, as far as possible, achieve the same economic, legal and commercial aims as the invalid one.

18.5	Nothing in this agreement creates a partnership or employment relationship between the parties or makes one party the agent of another.

18.6	A purported variation of this agreement is not effective unless in writing signed by or on behalf of each of the parties.

18.7	This agreement shall be governed by the law of Ireland and each party agrees to submit to the exclusive jurisdiction of the courts of Ireland.

18.8	Nothing in clause 18.7 shall prevent either party applying to the courts of any other country for injunctive or other interim relief.

Signed by the parties on the date of this agreement.

SCHEDULE 1

Assets

Part 1

Listed Contracts

1	All current contracts with customers listed in the Customer Database;

2	All contracts related to the hardware and software comprising the IT Assets; and

3	All contracts listed in the table below:

30 April 2003	eDiets contract 2003/2004 online content	(1) Eircom.net (2) eDiets

19 May 2003	Insertion order	(1) Eircom.net (2) eDiets

1 August 2003	AOL UK insertion order	(1) AOL (UK) Limited (2) eDiets Europe Limited

12 November 2003	MSN Insertion Order	(1) eDiets UK (2) Microsoft Online-LP

22 October 2003/18 November 2003	E-commerce and content agreement	(1) eDiets Europe Limited (2) Icircle Limited

15 December 2003	Program services agreement (for the eDiets diet and fitness program)	(1) eDiets Europe Limited (2) The Voluntary Health Insurance Board

Undated	Recipe club agreement	(1) eDiets Europe Limited (2) eDiets.com, Inc.

(3) Allrecipes Inc.

15 December 2003	eDiets Europe Master Service Agreement and Dart Service Attachment for Advertisers/Agencies Addendum	(1) eDiets Europe Limited (2) Doubleclick International Techsolutions Ltd.

19 May 2004	Insertion order	(1) PDV (2) eDiets

28th August 2002	Contract	(1) iVillage (2) eDiets

22 October 2002	Contract	Dealgroup

8 December 2003		Valueclick

1 June 2004	Advertising Insertion Order - eCPM	(1) eDiets Europe Limited (2) Yahoo UK Limited

8 June 2004	Advertising Insertion Order - eCPM	(1) eDiets Europe Limited (2) Yahoo UK Limited

15 June 2004	Performance Media Agreement	(1) eDiets UK (2) MediaBrokers Limited

Part 2

Customer Database

The complete database relating to the Business containing all current and historic data relating to or required for marketing to prospective customers, signing up new customers, billing customers and reporting on marketing and usage.

Part 3

IT Assets

Servers

Development Server

IBM Netfinity 3500 (serial number: 1S865731Y551591W) including Windows 2000 Server, ColdFusion 5 Pro, MS SQL Server 2000 and MS Visual Source Safe

Mission Control Server

Dell Poweredge 1650 (serial number: 35FQF0J 06859104643) including Windows 2000, ColdFusion 5 and MS SQL Server 2000

Mailserver

Dell Poweredge 2400 (serial number: B0J84OJ) including Windows 2000 Server and Mdaemon Mailserver

Office Server

Dell Poweredge 2400 (serial number: 8M6900J) including Windows 2000 and Norton Antivirus Corporate

Chat Server

Compaq Deskpro (serial number: 8032DQK30157) including Windows 2000 and eShare expressions Chat

For the avoidance of doubt, all servers include connected monitors, keyboards and mice (if any).

Workstations

Eight Dell Optiplex GX240 desktop PCs (serial numbers: D3RLHOJ, 46GWBOJ, 98GWBOJ, 36GWBOJ, D8GWBOJ, 26GWBOJ, 69GWBOJ and CJCQFOJ)

Printers and other peripheral devices

HP Laserjet 4040N printer

HP Laserjet 5M printer

Four 24 Port 3Com Hubs

Two Server Cabinets

Two KVM Switches

Three uninterruptible power supplies

For the avoidance of doubt, all workstations include connected monitors, keyboards and mice.

Software

Server software:

Four Windows 2003 Server (Licence Nos: 17689809; Part Number: P73-00269)

One Windows 2000 Server (Licence No: XF7DM-RWCCW-H9DD4-Y89M7-HHPCG)

One ColdFusion Server Pro 5 (Licence No: CFW500-46808-27256-61549)

One ColdFusion MX Server Standard 6.1 (Licence No: CPD600-11173-78284-73155)

Two MS SQL server 2000 (Licence No: 17689809; Part Number: 228-00779)

One Mdaemon Pro Mailserver Software (Licence No: BKQDGQT-YZGLANV-IYJALDE)

One Norton Antivirus Corporate Edition (V. 4.0) (Licence No: 3895247960)

One eShare Expressions Chat Software (Licence No: QYFHNFJDF0JAF-112F-19)

Development workstations:

Three off MS Visual Source Safe (Licence Nos: 885-1350633, 874-7881263, 875-3005956)

Three Allaire Homesite (Licence Nos: HSW500-04836-48229-50673; HSW500-07335-18229-21694; HSW500-08434-88229-30673)

Three PC Anywhere Remote Access Software

Miscellaneous Software:

Eight Windows XP Pro

Eight MS Office

Part 4

Miami IT Assets

Site Hardware/Software

DB Cluster

Poweredge 6350/550 (serial number: EWSXA; server name: DBCMIA30)

Poweredge 6350/550 (serial number: EWSXI; server name: DBCMIA31) each including Advanced Server software and SQL Server software

Poweredge 220S (serial number 4FK1M31)

Web Servers

Poweredge 1650 (serial number: 2CPXB11; server name: WEBMIA31)

Poweredge 1650 (serial number: 99PXB11; server name: WEBMIA32)

Poweredge 1650 (serial number: FBPXB11; server name: WEBMIA36)

Poweredge 1650 (serial number: H9PXB11; server name: WEBMIA39)

each including ColdFusion software

Email servers

Poweredge 1650 (serial number: 9PBXB11; server name:MAILMIA30)

Poweredge 1650 (serial number: 79PXB11; server name:LSERVMIA30)

each including Listserv software, LSMTP software

DNS Server

QA Machine

Poweredge 1650 (serial number: JBPXB11; server name: QAMIA60)

including ColdFusion software and SQL Server software

Miscellaneous software

Robocopy and b-compare

SCHEDULE 2

Employees

Part 1

Transferring Employees

1	Eric Crean, Senior Developer

2	Sethil Nathan, Programmer

3	Shane Casey, Graphics

4	Barbara Wilson, Head of Nutrition

5	Claire Kehoe, Head of Customer Services

6	Kelly Collins, New Customer Care

7	John Callan, Business Development Manager

Part 2

Excluded Employees

1	Ciaran McCourt, CEO

2	Colin Mitchell, CTO

3	Patricia O’Brien

4	Manuel Jiminez

5	Andrea Brandt

6	Krisa Schact

7	Fernanda Adelenda

8	Bridie Clair

9	Niall Gannon

10	Nadine Malkus

SCHEDULE 3

The Warranties

Part 1

Seller’s Warranties

1	CAPACITY OF SELLER

1.1	The Seller is entitled to sell the Business and Assets to the Buyer on the terms set out in this agreement.

1.2	The Seller has the power and authority to enter into and perform this agreement which constitutes, or when executed will constitute, binding obligations in accordance with their terms.

1.3	Neither the execution and delivery of this agreement by the Seller nor the transactions contemplated by this agreement are prohibited by, or violate any provision of and will not result in a breach of:

1.3.1	any applicable law, rule, regulation, judgment, decree, order or other requirements of any government, quasi-government, statutory, administrative or regulatory body, court or agency; or

1.3.2	the Memorandum or Articles of Association of the Seller.

1.4	This Agreement constitutes and imposes valid, legal and binding obligations on the Seller, fully enforceable in accordance with its terms.

1.5	The Seller is and was at all times in the past empowered and duly qualified to carry on the Business in all jurisdictions in which the Business is and was carried on.

1.6	The Business is not carried on outside Ireland through a branch or agency or other permanent establishment.

2	ACCOUNTS

2.1	The Buyer has been supplied with a true and complete copy of the Accounts.

2.2	The Accounts were prepared in accordance with requirements of all relevant statutes and generally accepted accounting practices in Ireland.

2.3	The Accounts, to the knowledge of the Seller:

2.3.1	are complete and accurate in all material respects;

2.3.2	show a true and fair view of the state of affairs and results of the Seller (including in relation to the Business) for the period 1 January 2002 to the Accounting Date;

2.3.3	as at the date to which they are drawn are not affected by any extraordinary, exceptional materially unusual or materially non-recurring items;

2.3.4	make full provision for depreciation of the fixed assets of the Seller (including in relation to the Business) having regard to their original cost and estimated life;

2.3.5	provide or reserve in full for all liabilities (including contingent, unquantified or disputed liabilities) of the Seller (including in relation to the Business) as at the Accounting Date, with the exception of the VAT position which is noted in the Accounts but for which no provision has been made;

2.3.6	make full provision for any bad or doubtful debts for old, depreciated and unsaleable stock and for taxation on profits (whether on an income or capital nature); and

2.3.7	fully disclose all or any change in the accounting policies adopted by the Seller (including in relation to the Business).

2.4	No material part of the amounts included in the Accounts or (in the case of an amount arising after the Accounting Date) in the books of the Seller in respect of debtors:

2.4.1	is overdue by more than 12 weeks;

2.4.2	has been released on terms that the debtor pays less than the full book value of his debt;

2.4.3	has been written off; or

2.4.4	has provided to be or is regarded by the Seller as irrecoverable in whole or in part.

2.5	The Management Accounts:

2.5.1	were prepared in accordance with the same convention and on the same bases and using the same policies as the Accounts;

2.5.2	were properly prepared from the records of the Seller and with the same care as the Accounts;

2.5.3	show a true and fair view of the state of affairs and results of the Seller for the period to which they relate; and

2.5.4	do not contain any material inaccuracies.

2.6	The books and records of the Seller which relate to the Business are to be delivered to the Buyer at Completion (including invoices and other records that are required for value added tax purposes):

2.6.1	have been fully and accurately kept in accordance with the Companies Acts; and

2.6.2	do not contain material inaccuracies.

3	TRADING POSITION

3.1	Since the Accounting Date, to the knowledge of the Seller:

3.1.1	there has been no material adverse change in the financial or trading position or prospects of the Business or in the value or state of the assets or amount or nature of the liabilities of the Business as compared with the position disclosed in the Accounts;

3.1.2	the Seller has not, in relation to the Business, disposed of any assets or assumed or incurred any outstanding capital commitment or any material liabilities (whether actual or contingent) otherwise than in the ordinary course of carrying on the Business;

3.1.3	the Business has been carried on in the ordinary and usual course without interruption and so as to maintain the same as a going concern;

3.1.4	nothing has been done in the conduct or management of the affairs of the Business which would will materially adversely prejudice the interests of the Buyer as prospective Buyer of the Business;

3.1.5	the trading prospects of the Business have not been materially adversely affected as a result of an event or circumstance which arose after the Accounting Date; and

3.1.6	since the Accounting Date, the Seller has not done or omitted to do anything which might have materially prejudicially affected the Goodwill.

3.2	The Business has not been materially and adversely affected by the loss of any important customer, account or source of supply and no important customer, account or source of supply has substantially reduced its dealings with the Business.

3.3	To the knowledge of the Seller, the transactions contemplated by this agreement will not result in loss of business with any of the Business’ present customers or source of supply.

3.4	The Seller is not a party to any contract or arrangement relating to the Business which is subject to termination by another party or under which the rights of any person are likely to be affected as a result of the transactions contemplated by this agreement.

3.5	To the knowledge of the Seller, the Seller is entitled to carry on the Business as it is currently carried on by it and has been carried on by it during the 3 years prior to the date of this agreement without infringing any valid Intellectual Property Right of any other person, firm or company.

3.6	No substantial part of the Business is carried on or is required to be carried on with the agreement or consent of a third party (from which consent has not been obtained) nor is there any agreement which significantly restricts the activities of the Seller in relation to the Business.

4	ASSETS

4.1	The Seller is the owner of and has good marketable title to all the Assets and all the Assets are in the Seller’s possession or under its control.

4.2	The Seller has not disposed of or agreed to dispose of, or granted or agreed to grant any option, encumbrance, Security Interest, lien or right of pre-emption in respect of, or offered for sale, its estate or interest in any of the Assets.

4.3	The IT Assets, the Miami IT Assets, the Transferring IPR (as defined in 13.1 below) and the Technology licensed under the Technology Licence Agreement are all the hardware and software (including peripheral items and consumables) and Intellectual Property Rights required to operate the Business.

5	CONTRACTS

5.1	The copies of the Listed Contracts provided by the Seller to the Buyer are true, accurate and complete in all respects and full particulars of any amendments, whether written or oral, have been notified to the Buyer.

5.2	No party to any of the Listed Contracts has provided or otherwise communicated to the Seller its desire to terminate or not renew any such Listed Contract with the Buyer after Completion.

5.3	The Seller has not received notice that it is in default under any of the Listed Contracts, and to the knowledge of the Seller it is not in default of any Listed Contracts and it has not waived rights or privileges under them.

5.4	No threat or claim of default under the Listed Contracts, or any other agreement or arrangement to which the Seller is a party relating to the Business or the Assets, has been made and is outstanding, and to the knowledge of the Seller there is nothing by which any of the Listed Contracts, agreements or arrangements may be prematurely terminated by another party.

5.5	To the knowledge of the Seller, no party to a Listed Contract is in default under it, being a default which is material in the context of the Business.

5.6	To the knowledge of the Seller, the Customer Database is accurate and comprehensive in all material respects.

5.7	The number of new customers registered during the calendar year 2003 was not less than 26,503.

5.8	The lifetime value of a customer at 30 June 2004 is 5.189 months (calculated in accordance with the formula set out at Appendix A).

6	EMPLOYEES

6.1	The Particulars of Employment are true, complete and accurate in all respects.

6.2	There are not now outstanding:

6.2.1	any service agreements or contracts between the Seller and any of the Transferring Employees which cannot be terminated by the Seller by

12 weeks notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment);

6.2.2	any recognition or other agreement or arrangement (whether or not legally binding) between the Seller and any trade union or other body representing the Transferring Employees;

6.2.3	any liabilities of the Seller for industrial training levy or for any other statutory or governmental levy or charge; or

6.2.4	training schemes, or similar arrangements or proposals.

6.3	To the knowledge of the Seller there is no outstanding claim by a Transferring Employee or any trade union and no disputes have during the preceding three years arisen between the Seller and any material number or category of Transferring Employees or any trade union and there are no present circumstances which are likely to give rise to any such dispute or claim.

6.4	The Seller has at all times complied as respects the Transferring Employees with the Employment Legislation; the Seller is not under any present future or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee and no payments are now due by the Seller under the Unfair Dismissals Acts 1977 to 2001 or the Redundancy Payments Acts 1967 to 2003.

6.5	None of the Transferring Employees is currently suspended, subject to a disciplinary warning, has raised a grievance or is the subject of a disciplinary investigation or procedure or appeal.

6.6	Since the Accounting Date:

6.6.1	no liability to pay compensation of any kind or any payment of any kind to any person who is or has been a director or other employee has been incurred by the Seller, whether under the Employment Legislation or otherwise howsoever; and

6.6.2	no gratuitous payment has been made or promised by the Seller in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee nor will any such payment be made or promised prior to Completion.

6.7	None of the Transferring Employees are remunerated on a profit-sharing or bonus or commission basis of any nature whatsoever.

6.8	There is no amount owing to any of the Transferring Employees other than for remuneration accrued due or for reimbursement of business expenses.

6.9	There is no amount owing by any of the Transferring Employees to the Seller.

6.10	The Seller has in relation to each of the Transferring Employees complied in all material respects with:

6.10.1	all obligations imposed on it by all Employment Legislation, statutes, regulations and codes of conduct and practice relating to or affecting the employment of the Transferring Employees or in relation to any trade union and has maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each of the Transferring Employees;

6.10.2	all collective agreements, recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of the Transferring Employees; and

6.10.3	all relevant orders, awards and recommendations made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service or otherwise in relation to the Transferring Employees.

6.11	The Seller has complied with its obligations under Regulation 8 of the Employment Regulations and otherwise to inform and consult with representatives of the Transferring Employees.

6.12	Within the period of one year preceding and ending on the Completion Date the Seller has not:

6.12.1	given notice of any redundancies to the Minister for Enterprise, Trade and Employment or started consultations with any independent trade union, or unions, under the provisions of Part II of the Protection of Employment Act 1977 (as amended), or failed to comply with any obligation under the said Part II; or

6.12.2	been a party to transfer as defined in the Employment Regulations.

6.13	Since the Accounting Date no change has been made in the rate of remuneration or the endowment or pension benefits or any other terms of employment of any of the Transferring Employees. No negotiations for any increase in the remuneration or benefits of any Transferring Employee are current or, to the Seller’s knowledge, likely to take place within 6 months after Completion.

6.14	None of the following are in existence and there are no proposals for any of the following:

6.14.1	profit sharing schemes;

6.14.2	share option schemes;

6.14.3	‘phantom’ share option schemes;

6.14.4	profit related pay schemes;

6.14.5	in relation to the Transferring Employees, employee share ownership trusts under Section 519 and Schedule 12 of the Taxes Consolidation Act, 1997;

6.14.6	employee benefit trusts.

6.15	Notwithstanding anything herein to the contrary, the Seller has agreed to make certain payments, payable upon the occurrence of the Completion, as further described in the Disclosure Letter.

7	PENSIONS

7.1

Apart from payments made to Irish Life in connection with Personal Retirement Savings Accounts for Claire Kehoe, Barbara Wilson, Shane Casey and Eric Crean, (“the Disclosed Scheme”) the Seller is not under any legal or moral obligation otherwise to pay pensions, gratuities, superannuation allowances, life assurance benefits, medical, accident or disability benefits or the like (together “Benefits”) to or in respect of any of the Transferring Employees or any spouse, widow, widower, child, dependent or any of them; and there are no other pension or other schemes or arrangements to provide any Benefits in relation to, or binding on, the Seller or to which the Seller contributes or in which the Seller participates or to which the Seller has previously contributed or participated in respect of the Transferring Employees and save in respect of the Disclosed Scheme the Seller has no liability of any kind in relation to the provision or non-provision of any Benefits in respect of the Transferring Employees. No proposal has been announced or promise made to establish any schemes, arrangement or practice for the provision of such benefits in respect of the Transferring Employees.

7.2	All contributions, premiums, payments and expenses due to the Disclosed Scheme from the Seller or any of the Transferring Employees were paid when they fall due and are not paid in arrears.

7.3	There are not and have never been in respect of the Disclosed Scheme (including access to the Disclosed Scheme) any civil, criminal or arbitration proceedings nor are there any other claims or disputes in progress pending or threatened (other than routine claims for benefits) against the Seller or any other person the Seller is or may be liable to indemnify or compensate, and to the knowledge of the Seller there are no circumstances which might give rise to any such claims.

7.4	No promise or guarantee (oral or written) has been made or given to any of the Transferring Employees by the Seller that any particular level or amount of benefits will be provided for or in respect of such Transferring Employee under the Disclosed Scheme.

7.5	There has been disclosed to the Buyer a true and complete statement giving details of the rate and amount of contributions made by the Seller to the Disclosed Scheme in respect of each Transferring Employee entitled to such a contribution.

7.6	The amount of the benefits payable to and in respect of members of the Disclosed Scheme (other than fully insured benefits) is based solely on the amount of the accumulated contributions made to the Disclosed Scheme by and in respect of the member and the investment returns thereon.

7.7	The Seller has not provided any financial or investment advice to any person in relation to the Disclosed Scheme in breach of any applicable legislation.

7.8	In relation to the Disclosed Scheme the Seller has at all time complied with Article 141 of the EC Treaty, every directive of the European Commission, every ruling or judgment of any court relating to Article 141 of the EC Treaty and all applicable legislation with regard to eligibility for membership, the provision of benefits and the payment of contributions in respect of the Transferring Employees.

8	PRODUCT LIABILITY

To the knowledge of the Seller, the Business has not sold or provided any product or service which does not in any material respect comply with all applicable laws,

regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

9	DISPUTES/LITIGATION

9.1	The Seller is not engaged in any capacity in any litigation, criminal or arbitration proceedings affecting the Business and to the knowledge of the Seller no litigation, criminal or arbitration proceedings are pending or threatened by or against the Seller.

9.2	The Seller is not subject to any order or judgment in relation to the Business given by any court or governmental agency and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force nor are there any facts or circumstances to the knowledge of the Seller which (with or without the giving of notice or lapse of time) would be likely to result in the Seller becoming subject to such an order or judgment or being required to be a party to any such undertaking or assurance, which would adversely affect the Buyer.

9.3	To the knowledge of the Seller, neither the Seller nor any of the Transferring Employees is the subject of any investigation, inquiry, process or request for information in respect of any aspect of the Business by any governmental or European Communities body, department, board or agency or by any regulatory body or organisation charged with the supervision of any activities from time to time engaged in by the Business and none is pending or threatened and to the knowledge of the Seller there are no facts which are likely to give rise to any of the foregoing.

9.4	To the knowledge of the Seller there are no claims pending or threatened against the Seller in relation to the Business by any Transferring Employee or other person in respect of any accident or injury, which are not fully covered by insurance.

9.5	The Seller has not, in relation to the Business, accepted any liability or obligation to service, repair, maintain, take back or otherwise do or do anything in respect of any product that would apply after such product has been delivered by it.

10	GENERAL MATTERS

10.1	All information given by any of the Sellers or the Sellers’ solicitors to the Buyer or the Buyer’s solicitors relating to the businesses, activities, affairs, assets or liabilities of the Business was when given and remains accurate and comprehensive in all material respects.

10.2	There is nothing material in relation to the assets, business or financial condition of the Seller in relation to the Business, which has not been fully and fairly disclosed in writing to the Buyer or the Buyer’s solicitors.

11	GENERAL COMPLIANCE WITH STATUTES AND LICENCES

11.1	To the knowledge of the Seller, the Seller has obtained all licences, consents, approvals, permissions, permits, test and other certificates and authorities (public or private) (together “Licences”) necessary in any material respect for the carrying on of the Business in the places and in the manner in which the Business is now carried on.

11.2	All Licences have been provided to the Buyer.

11.3	To the knowledge of the Seller there is no reason or any facts or circumstances which (with or without the giving of notice or lapse of time) will give rise to any reason why any of the Licences should be suspended, cancelled, revoked or not renewed.

11.4	To the knowledge of the Seller, the Seller has conducted and is conducting the Business in all respects in accordance with all applicable laws, rules, regulations, judgments, decisions, decrees, orders, or other requirements of any government, quasi government, statutory, administrative or regulatory body, court or agency (whether of Ireland or elsewhere).

11.5	The Seller has established procedures under and has complied in all material respects with all applicable requirements from time to time in force under the Safety and Welfare at Work, 1989 (as amended) and all regulations made under that Act.

12	DATA PROTECTION

12.1	The Seller warrants that it has obtained and maintained a proper registration under the Data Protection Acts, 1988 and 2003 necessary or appropriate in relation to its business including, without limitation, relating to the obtaining, holding, processing, transfer and disclosure of personal data, and that it complies with the Data Protection Acts, 1988 and 2003, including, without limitation:

12.1.1	informing data subjects of the identity of the data controller, its nominated representatives, the uses made of the data and any potential disclosures and obtaining their consent (if necessary) in connection with the processing of personal data;

12.1.2	having in place appropriate technical and organisational measures against the accidental or unauthorised destruction, loss, alteration or disclosure of personal data and procedures to ensure that unauthorised persons do not have access to any equipment used to process such data; and

12.1.3	having in place appropriate systems to identify which individuals have instructed the Seller that they do not wish to receive marketing information and comply with such instructions.

12.2	The Seller warrants that no individual has claimed, and no grounds exist for any individual to claim, compensation from the Seller under the Data Protection Acts 1988 and 2003 for loss or unauthorised disclosure of data or for any contravention of any of the requirements of the Data Protection Acts 1988 and 2003.

12.3	The Seller warrants that it has not received a notice or allegation from the Data Protection Commissioner or a data subject alleging non-compliance with the data protection principles or any other provisions of the Data Protection Acts 1988 and 2003, or prohibiting the transfer of data to a country or territory outside Ireland or the European Economic Area.

13	INTELLECTUAL PROPERTY AND IT ASSETS

13.1	In this part 13, “Transferring IPR” means all Intellectual Property Rights, if any, consisting of licences granted from third parties pursuant to licence agreements, which the Seller has in certain of the IT Assets and the Miami IT Assets.

13.2	To the knowledge of the Seller, no act has been done or has been omitted to be done which would entitle any authority or person to cancel, forfeit or modify any the Transferring IPR. The ownership, possession and use of the Transferring IPR by the Buyer does not infringe the Intellectual Property Rights or any other rights owned or enjoyed by any third party and the Seller has not received notice of any claim or assertion that the use by it of the Transferring IPR or any part of it infringes the rights of any third party.

13.3	There have not been, to the knowledge of the Seller, any actions, claims, counterclaims, applications or allegations impugning the validity of the Seller’s use of the Transferring IPR nor are any such actions, claims, counterclaims, applications or allegations pending or reasonably anticipated and there is nothing to the knowledge of the Seller which could give rise to an action, claim, counterclaim, application or allegation, which would result in a adverse effect.

13.4	No right has been granted by Seller to another person to possess or use, in any way, the Transferring IPR.

13.5	The Seller has obtained all necessary licences and consents required to possess, use and transfer to the Buyer the Assets and the Transferring IPR.

13.6	All licence agreements under which any of the Transferring IPR or Assets are licensed to the Seller have been disclosed to the Buyer. All such licences are in full force and effect in accordance with their terms and conditions.

13.7	The IT Assets and the Miami IT Assets have not been affected by any defects or faults which have caused any materially adverse interruption to the Business at any time during the 3 years prior to the date of this agreement.

13.8	The IT Assets and the Miami IT Assets as used by the Seller are fully functional and there is no reason why such IT Assets or Miami IT Assets should require modification, replacement or enhancement to enable the Buyer to carry out the Business using the Technology, IT Assets and the Miami IT Assets in the manner conducted by the Seller immediately prior to the Transfer Time.

13.9	To the knowledge of the Seller, the Customer Database does not, and the use by the Buyer of the Customer Database in accordance with all applicable laws will not, infringe any third party Intellectual Property Rights.

14	TAXATION

14.1	The Seller has in respect of the Transferring Employees duly deducted all amounts from any payments from which Taxation falls to be deducted at source under the PAYE system and all PRSI contributions and other sums required by law to be deducted from wages, salaries or other benefits of the Transferring Employees and the Seller has duly paid or accounted for such amounts and all other sums due in respect of any benefits of the Transferring Employees that are subject to Taxation for which the Seller is liable and in respect of PRSI and other social security contributions to any Taxation Authority.

14.2	All customs duties and VAT payable to any Taxation Authority upon the importation of any part of the Assets and all excise duties payable to any Taxation Authority in respect of any of the Assets have been paid in full and none of the Assets are liable to confiscation or forfeiture (whether by virtue of non-payment or underpayment of any tax or duty or by virtue of any non-compliance with any legislation or regulation relating to any tax or duty).

14.3	All documents relating to the Business or the Assets which form part of the title the Seller to any asset or which may need to be enforced in relation to the business and which are subject to stamp duty or any similar tax or duty have been duly stamped.

14.4	The Seller is registered for the purposes of VAT.

Part 2

Buyer’s Warranties

1	CAPACITY OF BUYER

1.1	The Buyer has the power and authority to enter into and perform this agreement which constitutes, or when executed will constitute, binding obligations on each of them in accordance with their terms and each of them shall comply with such terms.

1.2	Neither the execution and delivery of this agreement by the Buyer nor the transactions contemplated by this agreement are prohibited by, or violate any provision of and will not result in a material breach of:

1.2.1	any applicable and material law, rule, regulation, judgment, decree, order or other requirements of any government, quasi-government, statutory, administrative or regulatory body, court or agency; or

1.2.2	the Memorandum or Articles of Association of the Buyer or Buyer’s Group.

1.3	This agreement constitutes and imposes valid, legal and binding obligations on the Buyer and is fully enforceable in accordance with its terms.

1.4	No permit, authorisation, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required by Buyer in connection with its execution, delivery and performance of the agreement and the ancillary documents which Buyer is required to deliver pursuant hereto or its consummation of the transactions contemplated hereby and thereby.

2	RELIANCE

2.1	The Buyer acknowledges that, in entering into this agreement, it does not do so in reliance on any representation or warranty other than those expressly made by the Seller and the Guarantors in this agreement.

Part 3

Guarantor Warranties

1	CAPACITY OF THE GUARANTORS

1.1	eDiets.com, Unislim and McCourt each has the power to enter into and perform this agreement which constitutes, or when executed will constitute, binding obligations on each of them in accordance with their terms and each of them shall comply with such terms.

1.2	Neither the execution and delivery of this agreement by each of eDiets.com, Unislim and McCourt nor the transactions contemplated by this agreement are prohibited by, or violate any provision or and will not result in a breach of:

1.2.1	any applicable law, rule, regulation, judgment, decree, order or other requirements of any government, quasi-government, statutory, administrative or regulatory body, court or agency; or

1.2.2	the Memorandum or Articles of Association of eDiets.com or Unislim.

1.3	This agreement constitutes and imposes valid, legal and binding obligations on eDiets.com, Unislim and McCourt fully enforceable in accordance with its terms.

1.4	No permit, authorisation, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required by the Guarantors in connection with its execution, delivery and performance of the agreement and the ancillary documents which the Guarantors are required to deliver pursuant hereto or its consummation of the transactions contemplated hereby and thereby.

1.5	eDiets.com, Unislim and McCourt warrant and represent that they are the only shareholders of the Seller.

SCHEDULE 4

Seller Protection Provisions

The provisions of this schedule shall apply notwithstanding anything else in this agreement and shall (to the extent applicable) have effect in limiting the liability of the Seller, including, without limitation, for breach of the Warranties.

1	Nothing in this schedule limits the liability of the Seller in respect of any relevant claim which arises or is increased, as a consequence of, or which is delayed as a result of willful misconduct or willful concealment by the Seller.

2	In this schedule the expression “relevant claim” means a claim against the Seller (or their respective successors in title) in respect of any of the Warranties.

3	No relevant claim may be made against the Seller after, and all claims not already made shall be statute barred upon, (i) the 7th anniversary of the date of Completion or such shorter period as shall apply under section 995(2) of the Taxes Consolidation Act 1997 in the case of a claim under paragraph of part 1 of schedule 3 (Taxation) and (ii) 24 months after the date of Completion in the case of any other claim under the Warranties in schedule 3 (the “Expiry Date”).

4	Any relevant claim which is validly made before the Expiry Date shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on the Seller within 12 months of written notice of the relevant claim first being given as aforesaid.

5	Time shall be of the essence for the purposes of this schedule.

6	LIABILITY

6.1	Except as provided in paragraph 6.2, the aggregate liability of the Seller under this agreement, shall not exceed STG £2,000,000. For the purposes of this paragraph 6, the limitation of liability shall be exclusive of reasonable legal costs and disbursements, which shall be recoverable in full.

6.2	The limitation of liability set out in paragraph 6.1 above does not apply to the Seller’s liability under clauses 2.4, 5, 6.4, 7.2, 9.1 and 9.4 of this agreement.

7	The Seller shall not be liable in respect of any relevant claim unless:

7.1	the amount of the loss suffered by the Buyer in respect of each relevant claim exceeds STG £5,000; and

7.2	the Seller’s aggregate liability in respect of all relevant claims exceeds STG £20,000 in which event (subject to the provisions of this schedule) all relevant claims previously notified shall accrue against and be recoverable from the Seller.

8	The Seller shall not be liable in respect of any relevant claim to the extent that it occurs solely as a result of:

8.1	a voluntary act, omission, transaction or arrangement carried out after the date hereof by or on behalf of the Buyer or after Completion by or on behalf of the Buyer otherwise than in the ordinary and proper course of the Business as the same is carried out at the date of this agreement;

8.2	to the extent that the claim results from or is increased by the passing of any primary or subordinate legislation, or the making of any other government regulation not in force at Completion or interpretation of law after the date of this agreement other than as contemplated in this agreement.

9	The Seller shall not be liable in respect of any relevant claim to the extent that the fact, event or circumstance giving rise to the breach or claim or otherwise relevant thereto is fully and fairly disclosed in the Disclosure Letter, or otherwise in respect of any relevant claim which would not have arisen but for anything expressly provided to be done or omitted to be done pursuant to this agreement or which is otherwise done or omitted to be done at the written request or consent of the Buyer.

10	Conduct of Proceedings

10.1	If the Buyer becomes aware of any third party claim (a “third party claim”) which might lead to a relevant claim being made the Buyer shall procure that notice thereof is promptly given to the Seller and (subject to the Buyer being indemnified to its reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses incurred by the Buyer consequently arising and provided that any failure to give such notice shall not affect the rights of the Buyer except to the extent that the Seller is materially prejudiced by such failure) the Buyer:

(a)	shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation with and the prior agreement of the Seller (such consent not to be unreasonably withheld or delayed); and

(b)	shall take such action as the Seller may request (but at the expense of the Seller) to avoid, dispute, resist, appeal, compromise or defend such third party claim which will give rise to a relevant claim.

(Subject to being given an indemnity by the Seller which is reasonably acceptable to the Buyer in all circumstances) take such action as the Seller reasonably requires (at the Seller’s expense) in relation to the relevant claim (as applicable) and permit the Seller to conduct the relevant proceedings.

10.2	If the Seller takes on or takes over the conduct of proceedings and/or negotiations pursuant to paragraph 10.1:

(a)	it shall keep the Buyer reasonably informed of proposed meetings with any relevant third party (reasonable shall, for the purposes of this paragraph 10.2, mean providing the Buyer not less than 2 Business Days written notice informing it that such a meeting is to occur and such notice shall include the location, date and time of such meeting), allow an observer appointed on behalf of the Buyer to attend such meetings and advise the Buyer of the outcome of meetings and discussions to which any such observer was not a party or at which he was not present; and

(b)

where, in relation to a claim to which this clause 10 applies, the Seller is able to secure a settlement a relevant third party, it shall notify the Buyer in writing and the Buyer shall be under no obligation to agree to such settlement unless (subject to the provisions in this schedule) the Buyer is to be paid the full amount of such settlement to which it is entitled pursuant to this agreement (in which event the Seller shall be released from all liability in respect of the relevant claim).

10.3	The provisions of this paragraph 10 shall apply mutatis mutandis where the Buyer becomes aware of any potential claim which it may have against a third party in connection with any relevant claim or potential relevant claim.

10.4	Nothing in this paragraph 10 shall impose any obligation on the Buyer to do anything which would be detrimental to the reputation or goodwill of the Buyer (either alone or in connection with the Business), acting in good faith and in the reasonable judgment of the Buyer.

10.5	The Seller agrees to keep information and/or documents given to it pursuant to paragraph 10 confidential and only to use it for the purpose of the relevant claim in question.

11	No person shall be entitled to recover any sum in respect of any relevant claim more than once in respect of the circumstances giving rise to a relevant claim.

12	If in respect of a relevant claim the liability of the Buyer is contingent, then the Seller shall not be under any obligation to make any payment in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual, and during the time such liability is contingent, paragraph 4 of this schedule shall not apply and the 12 month period therein referred to shall start to run from the date such liability ceases to be contingent.

13	Nothing herein shall be deemed to relieve the Buyer from taking all reasonable steps to mitigate the Seller’s liability under this agreement.

14	The Buyer shall:

14.1	subject to any duty of confidentiality, following service of a notice pursuant to paragraph 10.1 of this schedule keep the Seller fully informed of all material developments known to them in relation to the matter or circumstances which will give rise to a relevant claim; and

14.2	give the Seller and their professional advisors reasonable access during normal business hours to the personnel of the Buyer and to any relevant documents and records within the power, permission or control of the Buyer to enable the Seller and their professional advisors to examine such documents and records as may be necessary for the purpose of considering a relevant claim, and take copies or photographs thereof at the Seller’s own expense.

Appendix A

The lifetime value in Seller’s Warranty 5.8 is calculated in accordance with the following formula:

The table LongTermValueCustomers contains both sterling and euro paying customers who have terminated their membership in 2004 before 1st July 2004 and whose period of days as an eDiets customer exceeds 7 full days i.e. the period between the date of enrollment and the date of termination of membership exceeds 7 full days total number of customer days (2504399) (give me the total number of full customer days from the table defined above)

select sum(DATEDIFF(day, enrolldate,paidthru)) from LongTermValueCustomers

(give me the total number of customer from the table defined above)

total number of customers (16086)

select count(*) from LongTermValueCustomers

average (2504399) / (16086) /30 (30 days per month) =5.189

sum sterling revenue 852924.1000

(give me the sum of customer revenue in sterling from the table defined above)

select sum(sterlingrevenue) from LongTermValueCustomers

sum euro revenue 37243.9000 (sterling conversion .66 = 24580.974)

(give me the sum of customer revenue in euros from the table defined above)

select sum(eurorevenue) from LongTermValueCustomers

total sterling = 852924.1000 + 24580.974= 877505.074

average 877505.074 / 16086 (num customers) = 54.55

Signed by for and on behalf of eDIETS EUROPE LIMITED	) ) )

SIGNED by for and on behalf of TESCO IRELAND LIMITED	) ) )

SIGNED by for and on behalf of eDIETS.COM, INC. as a Guarantor	) ) )

SIGNED by for and on behalf of UNISLIM IRELAND LIMITED, as a Guarantor	) ) )

SIGNED by CIARAN McCOURT, as a Guarantor	) ) )

DATED 15 JULY 2004

eDIETS EUROPE LIMITED

TESCO IRELAND LIMITED

eDIETS.COM, INC.

UNISLIM IRELAND LIMITED

CIARAN McCOURT

BUSINESS TRANSFER AGREEMENT

CONTENTS

1	Definitions and interpretation	1
2	Agreement for sale	8
3	Consideration	9
4	Completion	9
5	Apportionments	11
6	Listed Contracts	12
7	Employees	14
8	Warranties	15
9	Post-Completion provisions	17
10	Confidentiality	18
11	Guarantee	19
12	Announcements	20
13	Assignment	21
14	Costs	21
15	VAT	22
16	Further assurance	23
17	Notices	24
18	General	24
SCHEDULE 1		26
SCHEDULE 2		31
SCHEDULE 3		33
SCHEDULE 4		49